As filed with the Securities and Exchange Commission on November 15, 2011

Registration No. 333-177788

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRANSCANADA CORPORATION
(Exact name of Registrant as specified in its charter)

Canada (Province or other jurisdiction of incorporation or organization)	4922; 4923; 4924; 5172 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

TransCanada Tower, 450 First Street S.W., Calgary, Alberta, Canada, T2P 5H1, (403) 920-2000
(Address and telephone number of Registrant's principal executive offices)

TransCanada PipeLine USA Ltd., 717 Texas St., Houston, Texas 77002-2761, (832) 320-5201
(Name, address, and telephone number of agent for service in the United States)

Copies to:

Donald R. Marchand TransCanada Corporation TransCanada Tower 450 First Street S.W. Calgary, Alberta, Canada T2P 5H1 (403) 920-2000	Michael L. Hermsen, Esq. Mayer Brown LLP 71 S. Wacker Drive Chicago, Illinois U.S.A., 60606 (312) 782-0600	Ross A. Bentley Blake, Cassels & Graydon LLP 855 - 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary, Alberta, Canada AB T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement is declared effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):
A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below):
	1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than seven calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on at (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on .
	3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box: ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)(3)	Proposed maximum offering price per Security	Proposed maximum aggregate offering price(2)	Amount of registration fee(4)

Common Shares(5)

First Preferred Shares

Second Preferred Shares

Subscription Receipts

Total	U.S.$0	100%	U.S.$0	U.S.$0.00

(1)
In U.S. dollars or the equivalent thereof in foreign denominated currencies or currency units.

(2)
Estimated solely for purposes of calculating the registration fee. There are being registered under this Registration Statement such indeterminate number of common shares of the Registrant, such indeterminate number of first preferred shares of the Registrant, such indeterminate number of second preferred shares of the Registrant and such indeterminate number of subscription receipts of the Registrant as shall have an aggregate initial offering price not to exceed U.S.$0.00. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3)
Based upon a proposed maximum offering price of Cdn$2,000,000,000 at an exchange rate of Cdn$.9957 per U.S.$1.00, the noon buying rate in New York City on October 28, 2011 for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

(4)
Previously paid.

(5)
Includes associated common share purchase rights. The value, if any, attributable to the rights is reflected in the market price of the common shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

I-1

Base Shelf Prospectus

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 14, 2011

TRANSCANADA CORPORATION

$2,000,000,000

Common Shares
First Preferred Shares
Second Preferred Shares
Subscription Receipts

         TransCanada Corporation ("TCC" or the "Corporation") may from time to time offer common shares ("Common Shares"), first preferred shares ("First Preferred Shares"), second preferred shares ("Second Preferred Shares" and, together with the First Preferred Shares, the "Preferred Shares") and subscription receipts ("Subscription Receipts") (collectively, Common Shares, Preferred Shares and Subscription Receipts are referred to herein as the "Securities") having an aggregate offering price of up to $2,000,000,000 (or the equivalent in U.S. dollars or other currencies) during the 25 month period that this short form base shelf prospectus, including any amendments hereto, remains valid.

         The specific terms of any offering of Securities will be set forth in one or more shelf prospectus supplements (each, a "Prospectus Supplement") including, where applicable: (i) in the case of Common Shares, the number of shares offered and the offering price (or the manner of determination thereof if offered on a non-fixed price basis); (ii) in the case of Preferred Shares, the designation of the particular series, the number of shares offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), any voting rights, any rights to receive dividends, any terms of redemption, any conversion or exchange rights and any other specific terms; and (iii) in the case of Subscription Receipts, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), the procedures for the exchange of the Subscription Receipts for Common Shares or Preferred Shares, as the case may be, and any other specific terms. A Prospectus Supplement may include other terms pertaining to the Securities that are not prohibited by the parameters set forth in this prospectus.

         All shelf information permitted under applicable laws to be omitted from this prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this prospectus. Each Prospectus Supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

         The issued and outstanding Common Shares are listed on the Toronto Stock Exchange ("TSX") and the New York Stock Exchange ("NYSE") under the symbol "TRP". The issued and outstanding First Preferred Shares, series 1 ("Series 1 Shares"), the First Preferred Shares, series 3 ("Series 3 Shares") and the First Preferred Shares, series 5 ("Series 5 Shares") of TCC are listed for trading on the TSX under the symbols "TRP.Pr.A", "TRP.Pr.B" and "TRP.Pr.C", respectively. There is no market through which the Preferred Shares or Subscription Receipts which may be offered under this prospectus may be sold and purchasers may not be able to resell any Preferred Shares or Subscription Receipts purchased under this prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See "Risk Factors" as well as the "Risk Factors" section of the applicable Prospectus Supplement.

         The Corporation may sell the Securities to or through underwriters purchasing as principals and may also sell the Securities to one or more purchasers directly or through agents. See "Plan of Distribution". The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter or agent, as the case may be, engaged by TCC in connection with the offering and sale of Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the public offering price, the proceeds to TCC, any fees, discounts or other compensation payable to underwriters or agents, and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters' compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters to TCC. See "Plan of Distribution".

         In connection with any offering of Securities, the underwriters or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level above that which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. See "Plan of Distribution".

         TCC's head and registered office is located at 450 - 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1.

         This offering is made by a Canadian issuer that is permitted, under the multi-jurisdictional disclosure system adopted in the United States, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein by reference for financial periods beginning prior to January 1, 2012 have been, or will be, as the case may be, prepared in accordance with Canadian generally accepted accounting principles, as defined by Part V of the Canadian Institute of Chartered Accountants' Handbook ("Canadian GAAP"), and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. "U.S. GAAP" means generally accepted accounting principles which are in effect from time to time in the United States. Information regarding the impact upon the Corporation's financial statements of significant differences between Canadian GAAP and U.S. GAAP is contained in the Corporation's audited related supplemental note entitled "Reconciliation to United States GAAP" as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 and the unaudited related supplemental note entitled "Reconciliation to United States GAAP" as at September 30, 2011 and for the three and nine-month periods ended September 30, 2011 and 2010.

         The Corporation's board of directors has approved the adoption of U.S. GAAP effective January 1, 2012. See "Recent Developments—Conversion to U.S. GAAP" in this prospectus.

         Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such tax consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. A potential investor should read the tax discussion in any applicable Prospectus Supplement, however, this prospectus or any applicable Prospectus Supplement may not fully describe these tax consequences.

         The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that some or all of its officers and directors are residents of Canada, that some or all of the experts named in the registration statement are residents of Canada and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States.

         These Securities have not been approved or disapproved by the United States Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.

FORWARD-LOOKING INFORMATION

        This prospectus (and any Prospectus Supplement) and the documents incorporated by reference in this prospectus include "forward-looking information" and "forward-looking statements" within the meaning of securities laws, including the "safe harbour" provisions of the Securities Act (Ontario), the Securities Act (Alberta), the United States Private Securities Litigation Reform Act of 1995, Section 21E of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 27A of the United States Securities Act of 1933, as amended. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward-looking information or forward-looking statements. All forward-looking information and forward-looking statements are based on TCC's beliefs and assumptions based on information available at the time the statements were made. Actual results or events may differ from those predicted in such forward-looking information and forward-looking statements. In particular, and without limitation, this prospectus contains forward-looking information and forward-looking statements under the headings "Use of Proceeds" and "Plan of Distribution". Factors that could cause actual results or events to differ materially from current expectations include, among other things, TCC's ability to successfully implement its strategic initiatives and whether such strategic initiatives will yield the expected benefits, the operating performance of TCC's pipeline and energy assets, the availability and price of energy commodities, capacity payments, regulatory processes and decisions, outcomes of litigation and arbitration proceedings, changes in environmental and other laws and regulations, competitive factors in the pipeline and energy sectors, construction and completion of capital projects, labour, equipment and material costs, access to capital markets, interest and currency exchange rates, technological developments and economic conditions in North America.

        By their nature, forward-looking information and forward-looking statements are subject to various risks and uncertainties, including those discussed and incorporated by reference in this prospectus and as described under "Risk Factors" in the Annual Information Form (as defined herein), which could cause TCC's actual results and experience to differ materially from the anticipated results or expectations expressed. The material assumptions made in respect of this forward-looking information and forward-looking statements are disclosed in the 2010 MD&A (as defined herein) under the headings "TCC's Strategy", "Natural Gas Pipelines—Opportunities and Developments", "Natural Gas Pipelines—Business Risks", "Oil Pipelines—Opportunities and Developments", "Oil Pipelines—Business Risks", "Energy—Opportunities and Developments", "Energy—Business Risks" and "Risk Management and Financial Instruments" and comparable sections in the Interim MD&A (as defined herein), as may be modified or superseded by documents incorporated or deemed to be incorporated by reference herein. In addition, TCC bases forward-looking information and forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, prospective investors should be aware that the events described in the forward-looking information and forward-looking statements set out in this prospectus (and any Prospectus Supplement) and the documents incorporated by reference herein may not occur.

        Readers are cautioned not to place undue reliance on this forward-looking information and forward-looking statements, which are given as of the date they are expressed in this document or otherwise, and to not use future-oriented information or financial outlooks for anything other than their intended purpose. TCC undertakes no obligation to update publicly or revise any forward-looking information or forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in Canada and with the SEC in the United States.

        The following documents of the Corporation filed with the securities commissions or similar authorities in each of the provinces and territories of Canada and the SEC are incorporated by reference in this prospectus:

  (a)
  audited comparative consolidated financial statements as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, the notes thereto, and the auditors' report thereon;

  (b)
  management's discussion and analysis of financial condition and results of operations as at and for the year ended December 31, 2010 (the "2010 MD&A");

  (c)
  audited related supplemental note entitled "Reconciliation to United States GAAP" as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, the notes thereto, and the auditors' report thereon;

  (d)
  annual information form for the year ended December 31, 2010 dated February 14, 2011 (the "Annual Information Form");

  (e)
  management proxy circular dated February 14, 2011 for the 2011 annual meeting of shareholders held April 29, 2011;

  (f)
  unaudited interim comparative consolidated financial statements as at September 30, 2011 and for the three and nine-month periods ended September 30, 2011 and 2010, and the notes thereto;

  (g)
  management's discussion and analysis of financial condition and results of operations as at and for the three and nine-month periods ended September 30, 2011 (the "Interim MD&A"); and

  (h)
  unaudited related supplemental note entitled "Reconciliation to United States GAAP" as at September 30, 2011 and for the three and nine-month periods ended September 30, 2011 and 2010.

        Any documents of the type referred to above, including all annual information forms, all information circulars, all annual and interim financial statements and management's discussion and analysis relating thereto, all material change reports (excluding confidential material change reports), press releases containing financial information for financial periods more recent than the most recent annual or interim financial statements, and any business acquisition reports, as well as all Prospectus Supplements disclosing additional or updated information subsequently filed by the Corporation with securities regulatory authorities in Canada after the date of this prospectus and prior to the date on which this prospectus ceases to be effective shall be deemed to be incorporated by reference into this prospectus. These documents will be available through the internet on the System for Electronic Document Analysis and Retrieval ("SEDAR"), which can be accessed at www.sedar.com. In addition, any similar documents filed by the Corporation with the SEC in the Corporation's periodic reports on Form 6-K or annual reports on Form 40-F, and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, in each case after the date of this prospectus, shall be deemed to be incorporated by reference into the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such reports. The Corporation's periodic reports on Form 6-K and its annual reports on Form 40-F are available on the SEC's Electronic Data Gathering and Retrieval ("EDGAR") system web site at www.sec.gov.

        Any statement contained in this prospectus or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.

        Upon a new annual information form and related annual financial statements and accompanying management's discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the term of this prospectus, the previous annual information form, the previous annual financial statements and accompanying management's discussion and analysis, all interim financial statements and accompanying management's discussion and analysis, all material change reports and all business acquisition reports filed by the Corporation prior to the commencement of the financial year of the Corporation in which the new annual information form and the related annual financial statements and accompanying management's discussion and analysis are filed shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Securities hereunder. Upon interim financial statements and the accompanying management's discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the term of this prospectus, all interim financial statements and accompanying management's discussion and analysis filed prior to the filing of the new interim financial statements shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Securities hereunder.

        The Corporation will provide without charge to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to TransCanada Corporation, 450 - 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1, Attention: Corporate Secretary, telephone number (403) 920-2000.

        Prospective investors should rely only on the information contained in or incorporated by reference in this prospectus or any applicable Prospectus Supplement and on the other information included in the registration statement of which this prospectus forms a part. The Corporation has not authorized anyone to provide prospective investors with different or additional information. The Corporation is not making an offer of these Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement.

 ABOUT THIS PROSPECTUS

        In this prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to "dollars" or "$" are to lawful currency of Canada, and references to "U.S. dollars" or "U.S.$" are to lawful currency of the United States.

        Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus or included in any Prospectus Supplement for financial periods beginning prior to January 1, 2012 has been, or will be, as the case may be, determined using Canadian GAAP. For a discussion of the principal differences between the Corporation's financial results as calculated under Canadian GAAP and U.S. GAAP, prospective investors should refer to the Corporation's audited related supplemental note entitled "Reconciliation to United States GAAP" as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 and the unaudited related supplemental note entitled "Reconciliation to United States GAAP" as at September 30, 2011 and for the three and nine-month periods ended September 30, 2011 and 2010. The Corporation's board of directors has approved the adoption of U.S. GAAP effective January 1, 2012. See "Recent Developments—Conversion to U.S. GAAP" below.

        One or more Prospectus Supplements containing the specific variable terms of an offering of Securities will be delivered to purchasers of such Securities together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Securities offered thereunder.

        Except as set forth under "Description of Securities Being Distributed", and unless the context otherwise requires, all references in this prospectus and any Prospectus Supplement to "TCC" or the "Corporation" mean TransCanada Corporation and its subsidiaries, partnership interests and joint venture investments.

WHERE TO FIND MORE INFORMATION

        The Corporation has filed with the SEC a registration statement on Form F-10 relating to the Securities. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, prospective investors should refer to the exhibits for a complete description of the matter involved. Each time the Corporation sells Securities under the registration statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this prospectus.

        The Corporation files annual and quarterly financial information and material change reports, business acquisition reports and other material with the securities commission or similar regulatory authority in each of the provinces and territories of Canada and with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States, documents and other information that the Corporation files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. Prospective investors may read and download any public document that TCC has filed with the securities commission or similar regulatory authority in each of the provinces and territories of Canada on SEDAR at www.sedar.com. Prospective investors may read and copy any document TCC has filed with the SEC at the SEC's public reference room in Washington D.C. and may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Additionally, prospective investors may read and download some of the documents the Corporation has filed on EDGAR at www.sec.gov. Reports and other information about the Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

THE CORPORATION

        TCC was incorporated pursuant to the provisions of the Canada Business Corporations Act on February 25, 2003 in connection with a plan of arrangement which established TCC as the parent company of TransCanada PipeLines Limited ("TCPL"). All of the outstanding common shares of TCPL are owned by TCC.

        TCC, through TCPL, operates primarily in three business segments: Natural Gas Pipelines, Oil Pipelines and Energy. The Natural Gas Pipelines segment of TCC's business is principally comprised of TCPL's natural gas pipelines in Canada, the United States and Mexico and its regulated natural gas storage business in the United States. The Oil Pipelines segment of TCC's business consists of a wholly owned and operated crude oil pipeline extending from Hardisty, Alberta to markets in the United States. The Energy segment of TCC's business includes TCPL's power operations in Canada and the United States and non-regulated natural gas storage business in Canada.

        The principal subsidiaries of TCC as of December 31, 2010 are indicated in the diagram under the heading "TransCanada Corporation—Intercorporate Relationships" in the Annual Information Form. TCC's head and registered office is located at 450 - 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1.

 RECENT DEVELOPMENTS

Keystone U.S. Gulf Coast Expansion ("Keystone XL")

        On November 10, 2011 the Corporation was informed that further analysis of route options for the Keystone KL pipeline would need to be investigated, with a specific focus on the Sandhills in Nebraska. The U.S. Department of State has disclosed that the review could be completed as early as the first quarter of 2013. As a result, the Corporation no longer expects that the decision on the Presidential Permit required for the project will be made by year end and the Corporation anticipates that its previously disclosed expected in-service date of 2013 will be similarly delayed.

Conversion to U.S. GAAP

        Effective January 1, 2012, the Corporation will begin reporting using U.S. GAAP. The Corporation's U.S. GAAP conversion team is led by a multi-disciplinary Steering Committee that provides directional leadership for the adoption of U.S. GAAP. Management also updates TCC's Audit Committee on the progress of the U.S. GAAP project at each Audit Committee meeting and reports regularly to the Corporation's board of directors on the status of the conversion project.

        U.S. GAAP training sessions continue for TCC that are impacted by the conversion and will be ongoing throughout 2011. TCC prepares and files a "Reconciliation to United States GAAP". As a result, significant changes to existing systems and processes are not required to implement U.S. GAAP as the Corporation's primary accounting standard. The impact to internal controls over financial reporting and disclosure controls and procedures are currently being assessed and necessary changes will be in place by the end of 2011.

        Identified differences between Canadian GAAP and U.S. GAAP that are significant to the Corporation are explained in the Interim MD&A under the heading "Changes in Accounting Policies—U.S. GAAP Conversion Project."

CONSOLIDATED CAPITALIZATION

        Other than the effect of changes in foreign currency exchange rates on U.S. dollar denominated loans, there have been no material changes in the share and loan capital of the Corporation, on a consolidated basis, since September 30, 2011.

USE OF PROCEEDS

        Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, the Corporation intends to use the net proceeds from the sale of Securities to reduce or repay indebtedness and/or to, directly or indirectly, finance the Corporation's long-term investment program. Specific information about the use of net proceeds will be set forth in the applicable Prospectus Supplement. The Corporation may invest funds which the Corporation does not immediately use. Such investments may include short-term marketable investment grade securities. The Corporation may, from time to time, issue securities (including debt securities) other than pursuant to this prospectus.

EARNINGS COVERAGE

        The following financial ratios have been calculated on a consolidated basis for the respective 12 month periods ended December 31, 2010 and September 30, 2011 and are based on audited financial information in the case of the 12 month period ended December 31, 2010 and unaudited financial information in the case of the 12 month period ended September 30, 2011. Adjustments for normal course issuances and repayments of long-term debt subsequent to December 31, 2010 would not materially affect the ratios and, as a result, have not been made. The following ratios do not give effect to the issue of any Securities pursuant to this prospectus. The financial ratios have been calculated based on financial information prepared in accordance with Canadian GAAP.

	December 31, 2010	September 30, 2011
Earnings coverage on long-term debt excluding current liabilities	2.5 times(1)	2.7 times(1)
Earnings coverage on long-term debt and first preferred shares excluding current liabilities	2.3 times(1)(2)	2.5 times(1)(2)
Earnings coverage on long-term debt and current liabilities	2.5 times(3)	2.7 times(3)
Earnings coverage on long-term debt, current liabilities and first preferred shares	2.3 times(2)(3)	2.5 times(2)(3)

(1)
The earnings coverage ratios have been calculated excluding carrying charges for long-term debt maturing within one year reflected as current liabilities in the Corporation's consolidated balance sheets as at December 31, 2010 and September 30, 2011.

(2)
Gives effect to the dividends declared on the Corporation's outstanding Series 1 Shares, Series 3 Shares and Series 5 Shares and TCPL's outstanding first preferred shares (series U and series Y), in the aggregate amount of $100 million for the twelve-months ended December 31, 2010 and in the aggregate amount of $106 million for the twelve-months ended September 30, 2011.

(3)
The earnings coverage ratios have been calculated including carrying charges for long-term debt maturing within one year reflected as current liabilities in the Corporation's consolidated balance sheets as at December 31, 2010 and September 30, 2011.

        The Corporation's dividend requirements on all of its issued and outstanding Preferred Shares and TCPL's outstanding first preferred shares (series U and series Y), adjusted to a before-tax equivalent using an effective income tax rate of 23%, amounted to approximately $100 million for the 12 months ended December 31, 2010 and to approximately $106 million for the 12 months ended September 30, 2011 using an effective tax rate of 27%. TCC's interest requirements for the 12 month periods then ended amounted to approximately $1.242 billion and $1.272 billion, respectively. TCC's earnings before interest, income tax and non-controlling interest for the 12 months ended December 31, 2010 and September 30, 2011 were approximately $3.048 billion and $3.432 billion, respectively, which are 2.3 times and 2.5 times TCC's aggregate dividend and interest requirements for these periods.

DESCRIPTION OF THE SECURITIES BEING DISTRIBUTED

        The Corporation is authorized to issue an unlimited number of Common Shares, of which approximately 703 million were issued and outstanding as of November 10, 2011; an unlimited number of First Preferred Shares, issuable in series, of which 22 million Series 1 Shares, 14 million Series 3 Shares and 14 million Series 5 Shares were outstanding as of November 10, 2011; and an unlimited number of Second Preferred Shares, issuable in series, of which none were outstanding as of November 10, 2011. No Subscription Receipts were issued and outstanding as of November 10, 2011.

        The following description of each of the Common Shares, First Preferred Shares, Second Preferred Shares and Subscription Receipts is a summary of certain of their material attributes and characteristics which does not purport to be complete. The terms and conditions set forth in this section will apply, as applicable, to each Common Share, First Preferred Share, Second Preferred Share and Subscription Receipt unless otherwise specified in the applicable Prospectus Supplement.

Common Shares

        The Common Shares entitle the holders thereof to one vote per share at all meetings of shareholders, except meetings at which only holders of another specified class of shares are entitled to vote, and, subject to the rights, privileges, restrictions and conditions attaching to the Preferred Shares, whether as a class or a series, and to any other class or series of shares of TCC which rank prior to the Common Shares, entitle the holders thereof to receive: (i) dividends if, as and when declared by the board of directors of TCC out of the assets of TCC properly applicable to the payment of the dividends in such amount and payable at such times and at such place or places as the board of directors of TCC may from time to time determine; and (ii) the remaining property of TCC upon a dissolution.

        The Corporation has a shareholders' rights plan (the "Rights Plan") that is designed to encourage the fair treatment of shareholders in connection with any takeover bid for the Corporation. Rights issued under the Rights Plan become exercisable when a person (subject to certain exceptions), and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation's outstanding Common Shares without complying with certain provisions set out in the Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition occur, each rights holder, other than the acquiring person and related parties, will have the right to purchase Common Shares essentially at a 50% discount to the market price at that time. For further particulars, reference should be made to the Rights Plan, a copy of which may be obtained on request without charge from the Corporate Secretary of TCC, 450 - 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1 (telephone (403) 920-2000).

First Preferred Shares

        Subject to certain limitations, the board of directors of TCC may, at any time, and from time to time, issue First Preferred Shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The First Preferred Shares, as a class, have, among others, provisions to the effect set forth below.

        The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series, and shall be entitled to preference over the Common Shares, the Second Preferred Shares and any other shares ranking junior to the First Preferred Shares with respect to the payment of dividends, the repayment of capital and the distribution of the assets of TCC in the event of a liquidation, dissolution or winding up of TCC or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and may also be given such other preferences not inconsistent with the provisions of the Articles of TCC.

        Except as provided by the Canada Business Corporations Act or as referred to below, the holders of the First Preferred Shares will not have any voting rights nor will they be entitled to receive notice of or to attend shareholders' meetings. The holders of any particular series of First Preferred Shares will, if the directors of TCC so determine prior to the issuance of such series, be entitled to such voting rights as may be determined by the directors if TCC fails to pay dividends on that series of First Preferred Shares for any period as may be so determined by the directors.

        Subject to the provisions of the Canada Business Corporations Act and any provisions relating to any particular series, TCC, upon giving proper notice, may redeem out of capital or otherwise at any time, or from time to time, the whole or any part of the then outstanding First Preferred Shares of any one or more series on payment for each such First Preferred Share of such price or prices as may be applicable to such series. Subject to the foregoing, in case a part only of the then outstanding First Preferred Shares of any particular series is at any time redeemed, the shares to be redeemed will be selected by lot in such manner as the directors or the transfer agent for the First Preferred Shares, if any, decide, or if the directors so determine, may be redeemed pro rata disregarding fractions.

        The provisions attaching to the First Preferred Shares as a class may be modified, amended or varied only with the approval of the holders of the First Preferred Shares as a class. Any such approval to be given by the holders of the First Preferred Shares may be given by the affirmative vote of the holders of not less than 66 2/3 per cent of the First Preferred Shares represented and voted at a meeting or adjourned meeting of such holders.

Second Preferred Shares

        The rights, privileges, restrictions and conditions attaching to the Second Preferred Shares are substantially identical to those attaching to the First Preferred Shares, except that the Second Preferred Shares are junior to the First Preferred Shares with respect to the payment of dividends, repayment of capital and the distribution of the assets of TCC in the event of a liquidation, dissolution or winding up of TCC.

Subscription Receipts

        The Subscription Receipts may be offered separately or together with the Common Shares, First Preferred Shares or Second Preferred Shares, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement that will be entered into by the Corporation at the time of issuance of the Subscription Receipts.

        The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. A copy of the subscription receipt agreement will be filed by the Corporation with securities regulatory authorities in Canada after it has been entered into by the Corporation.

        The particular terms of each issue of Subscription Receipts that will be described in the related Prospectus Supplement will include, where applicable:

  •
  the number of Subscription Receipts;

  •
  the price at which the Subscription Receipts will be offered;

  •
  the procedures for the exchange of the Subscription Receipts into Common Shares, First Preferred Shares or Second Preferred Shares, as the case may be;

  •
  the number of Common Shares, First Preferred Shares or Second Preferred Shares, as the case may be, that may be exchanged upon exercise of each Subscription Receipt;

  •
  the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

  •
  terms relating to the holding and release or return of the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

  •
  material income tax consequences of owning the Subscription Receipts; and

  •
  any other material terms and conditions of the Subscription Receipts.

        Pursuant to the Subscription Receipt agreement, original purchasers of Subscription Receipts will have a contractual right of rescission against the Corporation, following the issuance of the underlying Common Shares or other securities to such purchasers, upon the surrender or deemed surrender of the Subscription Receipts, to receive the amount paid for the Subscription Receipts in the event that the applicable Prospectus Supplement and any amendment thereto contains a misrepresentation or is not delivered to such purchaser, provided such remedy for rescission is exercised within 180 days from the closing date of the offering of Subscription Receipts.

PLAN OF DISTRIBUTION

        The Corporation may sell the Securities: (i) through underwriters purchasing as principals; (ii) directly to one or more purchasers in accordance with applicable securities laws; or (iii) through agents. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters' compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters to TCC.

        The Prospectus Supplement relating to each offering of Securities will identify each underwriter or agent, as the case may be, and will also set forth the terms of that offering, including the type of Security being offered, the purchase price of such Security, the proceeds to the Corporation, any underwriters' or agents' fees, commissions or other items constituting underwriters' or agents' compensation, the public offering price, and any concessions or discounts allowed or re-allowed or paid by any underwriters to others. Only underwriters or agents so named in the Prospectus Supplement are deemed to be underwriters or agents, as the case may be, in connection with the Securities offered thereby.

        If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the prospectus supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time.

        The Securities may also be sold directly by the Corporation in accordance with applicable securities laws at prices and upon terms agreed to by the purchaser and the Corporation or through agents designated by the Corporation from time to time. Any agent involved in the offering and sale of the Securities pursuant to a particular Prospectus Supplement will be named, and any commissions payable by the Corporation to that agent will be set forth, in such Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

        In connection with the sale of the Securities, underwriters may receive compensation from the Corporation in the form of commissions, concessions or discounts. Any such commissions may be paid out of the general funds of the Corporation or the proceeds of the sale of the Securities. Under agreements which may be entered into by the Corporation, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof. Those underwriters and agents may be customers of, engage in transactions with or perform services for the Corporation in the ordinary course of business.

        Any offering of Preferred Shares or Subscription Receipts will be a new issue of Securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares or Subscription Receipts will not be listed on any stock exchange. Certain dealers may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in such Securities or as to the liquidity of the trading market, if any, for such Securities.

        The applicable Prospectus Supplement will set forth the intention of any underwriters or agents who participate in the distribution of the Securities to over-allot or effect transactions which stabilize, maintain, or otherwise affect the Security's price at a higher level than that which might exist in the open market. Such transactions may be commenced, interrupted or discontinued at any time without notice.

PRIOR SALES

        TCC has not sold or issued any Common Shares, Preferred Shares, Subscription Receipts or securities convertible into Common Shares, Preferred Shares or Subscription Receipts during the twelve month period prior to the date hereof other than: (i) an aggregate of 1,958,801 Common Shares that were issued during this period upon the exercise of options ("Options") granted pursuant to TCC's Stock Option Plan at a weighted average exercise price of $25.433 per Option; (ii) 970,018 Options that were granted during this period to acquire an aggregate of 970,018 Common Shares at an average exercise price of $38.02 per Option; and (iii) 5,377,291 Common Shares which were issued during this period pursuant to the Corporation's dividend reinvestment and share purchase plan.

TRADING PRICE AND VOLUME

        The Common Shares are listed for trading on the TSX and the NYSE under the symbol "TRP" and the Series 1 Shares, the Series 3 Shares and the Series 5 Shares are listed for trading on the TSX under the symbols "TRP.Pr.A", "TRP.Pr.B", and "TRP.Pr.C", respectively. The following table sets forth the reported monthly high, low and closing trading prices and monthly trading volumes of the Common Shares, Series 1 Shares, Series 3 Shares and Series 5 Shares on the TSX for the period from October 1, 2010 to November 11, 2011.

	Common Shares				Series 1 Shares				Series 3 Shares				Series 5 Shares
	Share Price Trading Range				Share Price Trading Range				Share Price Trading Range				Share Price Trading Range
	High	Low	Close	Volume	High	Low	Close	Volume	High	Low	Close	Volume	High	Low	Close	Volume
	($ per share)				($ per share)				($ per share)				($ per share)
2010
October	39.28	37.06	37.67	24,452,953	26.45	26.13	26.29	528,964	25.48	24.85	25.10	522,319	26.17	25.36	25.56	499,857
November	38.04	35.49	36.20	47,122,180	26.79	25.95	25.97	583,072	25.98	24.85	24.98	342,225	26.45	25.50	25.65	397,725
December	38.71	36.53	37.99	36,564,145	26.00	25.50	26.00	559,051	25.59	24.65	25.57	219,795	26.26	25.00	25.81	351,359
2011
January	38.40	36.10	36.55	32,309,382	26.25	25.75	26.21	601,031	25.48	24.70	25.02	499,120	26.15	25.28	25.49	541,030
February	39.19	36.53	39.04	37,966,180	26.36	25.40	25.64	479,357	25.35	24.36	24.79	336,606	25.76	25.12	25.39	378,470
March	39.64	37.73	39.31	36,681,641	26.00	25.40	25.75	282,270	25.20	24.42	24.96	389,964	25.89	25.19	25.73	724,705
April	40.71	38.95	40.71	24,366,705	26.00	25.70	25.80	172,341	25.39	24.93	25.20	328,708	25.73	25.27	25.52	154,113
May	43.48	40.75	43.39	37,895,419	26.25	25.65	25.66	1,207,022	25.44	24.85	24.99	326,765	25.90	25.45	25.80	450,511
June	43.72	71.07	42.35	33,597,026	26.24	25.68	25.94	278,119	25.54	24.93	25.20	343,637	26.10	25.33	25.56	170,757
July	42.39	39.42	40.14	32,882,839	26.20	25.81	26.07	226,612	25.92	25.15	25.67	501,178	26.10	25.50	25.88	199,978
August	42.36	37.00	42.36	41,333,472	26.28	25.65	25.85	156,599	25.67	24.81	25.01	278,636	26.00	25.45	25.77	308,62
September	43.23	40.27	42.54	33,171,287	26.32	25.78	25.85	221,164	25.38	25.00	25.12	221,672	26.44	25.27	25.46	281,423
October	44.10	39.81	42.37	41,926,225	26.05	25.71	25.97	305,469	25.39	24.96	25.25	350,993	25.60	25.00	25.49	696,761
November 1-11	42.90	39.25	40.81	20,648,827	26.20	25.77	26.20	86,198	25.38	25.18	25.30	110,383	25.86	25.45	25.84	67,455

 ENFORCEABILITY OF CIVIL LIABILITIES

        The Corporation is a corporation incorporated under and governed by the Canada Business Corporations Act. Some of the directors and officers of the Corporation, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Corporation's assets which are held through subsidiaries, are located outside the United States. TCC has appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Corporation's civil liability and the civil liability of the directors and officers of the Corporation and experts under United States federal securities laws.

        TCC has been advised by its Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. TCC has also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

        The Corporation filed with the SEC, concurrently with its registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed TransCanada Pipeline USA Ltd. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of Securities under this prospectus.

CERTAIN INCOME TAX CONSIDERATIONS

        The applicable Prospectus Supplement will describe certain material Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of the acquisition, ownership and disposition of any Securities offered thereunder, including whether the payment of dividends will be subject to Canadian non-resident withholding tax.

        The applicable Prospectus Supplement will also describe certain material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

RISK FACTORS

        Investment in the Securities is subject to various risks including those risks inherent in the pipeline, energy and gas storage industries. Prospective purchasers of Securities should consider carefully the risk factors contained in and incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.

        Discussions of certain risks affecting the Corporation in connection with its business are provided in the Corporation's annual and interim disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this prospectus.

Financial Covenants

        No assurance can be provided that the adoption of U.S. GAAP will not adversely affect the Corporation's reported financial measures, which in turn could adversely affect the Corporation's ability to satisfy the financial covenants provided pursuant to the Corporation's credit facilities or other debt instruments.

LEGAL MATTERS

        Certain matters relating to the issue and sale of the Securities will be passed upon on behalf of the Corporation by Blake, Cassels & Graydon LLP, as to matters of Canadian law, and Mayer Brown LLP, as to matters of United States law. As to matters of Canadian law, Mayer Brown LLP will rely upon the opinion of Blake, Cassels & Graydon LLP.

EXPERTS

        The audited comparative consolidated financial statements of the Corporation and subsidiaries as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, the notes thereto, the audited related supplemental note entitled "Reconciliation to United States GAAP" as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, Chartered Accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INTEREST OF EXPERTS

        As at the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP, as a group, and the partners and associates of Mayer Brown LLP, as a group, beneficially own, directly or indirectly, less than 1% of any class of securities of the Corporation. In connection with the audit of the Corporation's annual financial statements for the year ended December 31, 2010, KPMG LLP confirmed that they are independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta and within the meaning of the U.S. Securities Act of 1933 and the applicable rules and regulations thereunder adopted by the Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States).

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under "Documents Incorporated by Reference"; consents of KPMG LLP; consent of Blake, Cassels & Graydon LLP; consent of Mayer Brown LLP; and powers of attorney from directors and officers of the Corporation.

 PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Certain Persons

        Section 124 of the Canada Business Corporations Act ("CBCA") and Section 6 of By-Law No. 1 of TransCanada Corporation ("TransCanada" or the "Registrant") provide for the indemnification of directors and officers of TransCanada. Under these provisions, TransCanada shall indemnify a director or officer of TransCanada, a former director or officer, and may indemnify an individual who acts or acted at TransCanada's request as a director or officer or in a similar capacity of another entity (collectively, an "Indemnified Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than in respect to an action by or on behalf of TransCanada to procure a judgment in its favor) in which the individual is involved because of that association with TransCanada or other entity, if the Indemnified Person fulfills the following two conditions: (a) he or she acted honestly and in good faith with a view to the best interests of TransCanada or in the best interests of such other entity as applicable and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. In respect of an action by or on behalf of TransCanada or such other entity to procure a judgment in its favor, TransCanada, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from TransCanada in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of his or her association with TransCanada or such other entity if he or she fulfills the conditions in clauses (a) and (b) of this paragraph and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

        Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        TransCanada maintains directors' and officers' liability insurance with policy limits of U.S. $175,000,000 in the aggregate, subject to a deductible in respect of corporate reimbursement of U.S.$5,000,000 for each loss and an additional policy limit of U.S.$25,000,000 for non-indemnifiable losses only. Generally, under this insurance TransCanada is reimbursed for payments in excess of the deductible made under corporate indemnity provisions on behalf of its directors and officers, and individual directors and officers (or their heirs and legal representatives) are covered for losses arising during the performance of their duties for which they are not indemnified by TransCanada. Major exclusions from coverage include claims arising from illegal acts, those acts which result in illegal personal profit, violation of any fiduciary duty under the United States of America Employee Retirement Income Security Act of 1974, pollution damage (except for resultant shareholder actions), bodily injury, property damage or engineering professional services and claims brought by a director or officer against another director or officer or by TransCanada against a director or officer except for shareholder derivative actions not assisted in by a director or officer of TransCanada.

        The foregoing is a description of the provisions of Section 124 of the CBCA and TransCanada's By-Law No. 1 regarding indemnification of directors and officers of TransCanada and TransCanada's directors' and officers' liability insurance in effect as of November 11, 2011.

        Additionally, directors and officers of TransCanada are party to indemnity agreements with TransCanada pursuant to which TransCanada has agreed to indemnify such directors and officers from liability arising in connection with the performance of their duties. Such indemnity agreements conform with the provisions of the CBCA.

 EXHIBITS

Exhibit Number	Description
4.1	Audited comparative consolidated financial statements of TransCanada as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, the notes thereto, and the auditors' report thereon (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 17, 2011 and incorporated by reference herein).
4.2	Management's Discussion and Analysis of Financial Condition and Results of Operations of TransCanada as at and for the year ended December 31, 2010 (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 17, 2011 and incorporated by reference herein).
4.3	Audited related supplemental note entitled "Reconciliation to United States GAAP" as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, the notes thereto, and the auditors' report thereon (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 17, 2011 and incorporated by reference herein).
4.4	Annual Information Form of TransCanada for the year ended December 31, 2010, dated February 14, 2011 (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 17, 2011 and incorporated by reference herein).
4.5	Management Proxy Circular dated February 14, 2011 (filed with the Securities and Exchange Commission as part of a Form 6-K report on March 2, 2011 and incorporated by reference herein).
4.6	Consolidated comparative interim unaudited financial statements of TransCanada as at September 30, 2011 and for the nine-month periods ended September 30, 2011 and 2010, and the notes thereto (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 1, 2011 and incorporated by reference herein).
4.7	Management's Discussion and Analysis of Financial Condition and Results of Operations of TransCanada as at and for the nine-month period ended September 30, 2011 (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 1, 2011 and incorporated by reference herein).
4.8	Unaudited related supplemental note entitled "Reconciliation to United States GAAP" as at September 30, 2011 and for the nine-month periods ended September 30, 2011 and 2010 (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 1, 2011 and incorporated by reference herein).
**4.9	Consent of KPMG LLP filed with the Alberta Securities Commission.
**4.10	Consent of Blake, Cassels & Graydon LLP filed with the Alberta Securities Commission.
**5.1	Consent of KPMG LLP.
**5.2	Consent of Blake, Cassels & Graydon LLP.
**5.3	Consent of Mayer Brown LLP.
*6.1	Power of attorney (pages III-3 and III-4 of the Registration Statement).

*
Previously filed.

**
Filed herewith.

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

(a)
Concurrently with the original filing of this Registration Statement, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)
Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 14th day of November, 2011.

TRANSCANADA CORPORATION
By:	/s/ RUSSELL K. GIRLING Name: Russell K. Girling Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Russell K. Girling	President and Chief Executive Officer (Principal Executive Officer)	November 14, 2011
* Donald R. Marchand	Executive Vice-President and Chief Financial Officer (Principal Financial Officer)	November 14, 2011
* G. Glenn Menuz	Vice-President and Controller (Principal Accounting Officer)	November 14, 2011
* S. Barry Jackson	Director, Chair	November 14, 2011
* Kevin E. Benson	Director	November 14, 2011
* Derek H. Burney, O.C.	Director	November 14, 2011

III-2

Signature		Title	Date

Wendy K. Dobson		Director
* E. Linn Draper		Director	November 14, 2011
* The Hon. Paule Gauthier, P.C., O.C., O.Q, Q.C.		Director	November 14, 2011
* Paul L. Joskow		Director	November 14, 2011
* John A. MacNaughton, C.M.		Director	November 14, 2011
* David P. O'Brien		Director	November 14, 2011
* W. Thomas Stephens		Director	November 14, 2011
* D. Michael G. Stewart		Director	November 14, 2011
*By:	/s/ DONALD J. DEGRANDIS Name: Donald J. DeGrandis Title: Attorney-in-Fact

III-3

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment to the Registration Statement, solely in the capacity of the duly authorized representative of TransCanada Corporation in the United States, on November 14, 2011 in Calgary, Alberta, Canada.

TRANSCANADA PIPELINE USA LTD.
By:	/s/ DONALD J. DEGRANDIS Name: Donald J. DeGrandis Title: Assistant Secretary

III-4

 EXHIBIT INDEX

Exhibit Number	Description
4.1	Audited comparative consolidated financial statements of TransCanada as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, the notes thereto, and the auditors' report thereon (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 17, 2011 and incorporated by reference herein).
4.2
Management's Discussion and Analysis of Financial Condition and Results of Operations of TransCanada as at and for the year ended December 31, 2010 (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 17, 2011 and incorporated by reference herein).
4.3
Audited related supplemental note entitled "Reconciliation to United States GAAP" as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, the notes thereto, and the auditors' report thereon (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 17, 2011 and incorporated by reference herein).
4.4
Annual Information Form of TransCanada for the year ended December 31, 2010, dated February 14, 2011 (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 17, 2011 and incorporated by reference herein).
4.5	Management Proxy Circular dated February 14, 2011 (filed with the Securities and Exchange Commission as part of a Form 6-K report on March 2, 2011 and incorporated by reference herein).
4.6
Consolidated comparative interim unaudited financial statements of TransCanada as at September 30, 2011 and for the nine-month periods ended September 30, 2011 and 2010, and the notes thereto (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 1, 2011 and incorporated by reference herein).
4.7
Management's Discussion and Analysis of Financial Condition and Results of Operations of TransCanada as at and for the nine-month period ended September 30, 2011 (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 1, 2011 and incorporated by reference herein).
4.8
Unaudited related supplemental note entitled "Reconciliation to United States GAAP" as at September 30, 2011 and for the nine-month periods ended September 30, 2011 and 2010 (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 1, 2011 and incorporated by reference herein).
**4.9	Consent of KPMG LLP filed with the Alberta Securities Commission.
**4.10	Consent of Blake, Cassels & Graydon LLP filed with the Alberta Securities Commission.
**5.1	Consent of KPMG LLP.
**5.2	Consent of Blake, Cassels & Graydon LLP.
**5.3	Consent of Mayer Brown LLP.
*6.1	Power of attorney (pages III-3 and III-4 of the Registration Statement).

*
Previously filed.

**
Filed herewith.